Exhibit 21.1
Subsidiaries of the Registrant
As of August 31, 2021, the following entities are wholly owned direct or indirect subsidiaries of Robinhood Markets, Inc.

Name of Subsidiary	State/Country of Organization
Robinhood Financial LLC	Delaware
Robinhood Securities, LLC	Delaware
Robinhood Crypto, LLC	Delaware
Robinhood U.K. LTD	United Kingdom
Robinhood Money, LLC	Delaware
Bonaldoo B.V.	Netherlands
Sherwood Reinsurance Company, Inc	Hawaii
A Say Inc.	Delaware
Say Communications LLC	Delaware
Say Technologies LLC	Delaware
Say Advisors LLC	Delaware